UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Aultra Gold Inc.
(Exact name of registrant as specified in its charter)

Nevada	98-0448154
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

120 North 5th Street
JACKSONVILLE, OR	97530
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $0.001 per share.

Item 1. Description of Registrant’s Securities to be Registered.

Our Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and no shares of preferred stock. As of May 31, 2007, we had 96,096,668 shares of Common Stock issued and outstanding. The following summarizes the material terms of our Common Stock and Preferred Stock.

Common Stock

Holders of our Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. We have never paid cash dividends on our Common Stock, and do not expect to pay such dividends in the foreseeable future. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Item 2. Exhibits.

References to the “Company” in the following exhibit list refer to Aultra Gold Inc., a Nevada corporation.

Exhibit Number	Description
3(i).1	Articles of Incorporation of the Company dated January 26, 2005. (1)

3(i).2
Certificate of Amendment filed with the Secretary of State of Nevada to change the Company's name from Morningstar Industrial Holdings Corp. to New World Entertainment Corp., effective as of March 27, 2006. (2)

3(i).3	Certificate of Amendment filed with the Secretary of State of Nevada to change the Company's name from New World Entertainment Corp. to Aultra Gold, Inc., effective as of January 18, 2007. (3)

3(i).4	Certificate of Amendment filed with the Secretary of State of Nevada to increase the authorized common stock of the Company from 75,000,000 shares of common stock to 150,000,000 shares. (4)

3(i).5
Certificate of Correction filed with the Secretary of State of Nevada on March 26, 2007, setting forth that the Company actually increased its authorized common stock of the Company from 75,000,000 shares of common stock to 500,000,000 shares. (4)

3(ii).2	Aultra Gold, Inc. Bylaws. (1)

(1) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form SB-2 on July 21, 2005.
(2) Incorporated by reference to the Company’s Current Report filed with the SEC on Form 8-K on April 11, 2006.
(3) To be filed by an amendment.
(4) Incorporated by reference to the Company’s Current Report filed with the SEC on Form 8-K on February 28, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AULTRA GOLD INC.

Dated: June 14, 2007	By:	/s/ Baljinder Bhullar
Baljinder Bhullar
Chief Financial Officer and Director

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